EXHIBIT 10.2

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

McKesson Corporation

Core Distribution Agreement

This Core Distribution Agreement (“Agreement”) is entered into between McKesson Corporation (“McKesson”), a pharmaceutical distributor, and CollaGenex Pharmaceuticals (“Manufacturer”), a pharmaceutical manufacturer.

McKesson performs certain Core Services (as hereinafter defined) in connection with the distribution of pharmaceutical products manufactured by Manufacturers. The parties now wish to define more precisely the amount and manner of payment of the consideration to be received by McKesson for its performance of the Core Services.

Now, therefore, McKesson and Manufacturer agree as follows:

I.	Obligations of McKesson

a.	McKesson agrees to provide the following core distribution services to the extent customarily performed by a full-range pharmaceutical distributor consistent with then current industry practices (“Core Services”): Pick, pack, and ship Manufacturer’s product to McKesson’s customers upon their orders therefore; transmit 852 data including inventory levels on hand and on order in addition to aggregate sales out; transmit 867 data, not in violation of McKesson’s contracts with customers, on an quarterly basis; perform back-end administrative services to support the distribution of Manufacturer’s product and the maintenance of efficient inventory levels for servicing customers.

If McKesson new product launch criteria are met McKesson will support Manufacturer’s new product launch by stocking each distribution center with a reasonable quantity (not to exceed [**] days).

b.	Services that are not Core Services (“Value Added Services”), are not included in this Agreement and shall be priced individually and separate from this Agreement. Value Added Services include the following: single point distribution through McKesson’s Regional Distribution Center (“RDC”) or Strategic Redistribution Center, RDC product backhaul, guaranteed service levels, product recalls, product returns management, promotional marketing services, rapid distribution for new product launches, and all other services not defined as Core Services in Section I.a. above.

c.	McKesson will use best efforts to maintain Aggregate Inventory levels in the range of [**] weeks of all products.

d.	McKesson agrees not to engage in forward buying of CollaGenex products. McKesson further agrees to buy between [**]% and [**]% of Average Monthly Purchases based on the previous rolling six months of purchases. A deviation from these collars due to market dynamics (i.e. customer base change, seasonality, competitive introduction, etc) will not be seen as a violation.

e.	McKesson agrees not to sell Manufacturer’s products to other wholesalers and secondary buying groups.

II.	Obligations of Manufacturer

a.	Manufacturer agrees to replenish McKesson’s inventory orders in a timely and efficient manner. Manufacturer will utilize purchase order numbers provided by McKesson when placing orders on behalf of McKesson.

b.	Manufacturer will use commercially reasonable efforts to ensure that McKesson’s inventory replenishment is operational, except for any scheduled down time needed to maintain effective operations and/or when interruptions are necessary or caused by conditions outside of Manufacturer’s control.

c.	In consideration of the Core Services to be provided pursuant to this Agreement, Manufacturer will pay a fee to McKesson determined in accordance with Attachment A.

III.	Additional Terms and Conditions

a.	Payment calculations are all based on gross branded pharmaceutical sales by Manufacturer to McKesson.

b.	All fees hereunder will be due and payable with respect to any sales by Manufacturer as described in Attachment A.

c.	Any fees past due will be deducted by McKesson.

IV.	Adjustment of Terms

In the event that Manufacturer [**] with regard to distribution of products [**] (and taking into account the nature and amount of data and services provided), [**], effective from and after the date that Manufacturer [**].

V.	Confidentiality and Disclosure

This Agreement and all information which is provided by each party to the other party pursuant to this Agreement are confidential. Each party agrees to maintain all such information confidential and except as may be required by law or order of any court or governmental agency, not to disclose to any third party any such information unless such party shall obtain a written release from the other party. Each party further agrees to limit access to such information to only those of its officers and employees who reasonably need to know such information.

VI.	Effective Date

a.	This Agreement shall become effective as of April 1, 2005 and shall remain in effect until March 31, 2008 or when terminated in accordance with Section b., below.

b.	Either party may terminate this Agreement with or without cause at any time on thirty days prior written notice to the other party.

VII.	General

a.	This Agreement shall supersede any existing agreement in effect between McKesson and Manufacturer, including the current Inventory Management Agreement executed March 1, 2003 between the parties.

b.	This Agreement shall not supersede the McKesson Buying Terms Form executed October 16, 1998.

c.	This Agreement will be governed by and construed in accordance with the laws of Delaware, without regard to or application of conflict of law, rules or principles.

d.	In no event shall McKesson be liable to Manufacturer for any special, consequential, incidental or indirect damages, however caused, on any theory of liability and whether or not McKesson has been advised of the possibility of such damages.

e.	The parties to this Agreement are independent contractors. Accordingly, this Agreement does not constitute a partnership or other joint venture between the parties and neither party shall be deemed to be an agent or representative of the other.

f.	The failure of either party to enforce at any time or for any period of time any one or more of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

g.	Except for the obligation to pay money, neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party’s reasonable control, including but not limited to acts of God, war, riot, acts of terrorism, fire, shortage of materials or transportation, strikes or acts of civil or military authorities, provided such party gives prompt written notice thereof to the other party.

h.	In the event Manufacturer requires services (i.e. distribution, pharmacy, marketing or logistics) that McKesson Specialty can provide, McKesson Specialty will be given the opportunity to bid on providing these services to Manufacturer at the time they may be put out for bid, along with any other competitor(s) that Manufacturer may so choose.

For CollaGenex Pharma, a pharmaceutical manufacturer:

By:	/s/ David Pfeiffer
Name:	David Pfeiffer
(Print or Type)
Title:	Sr. V.P., Sales & Marketing

Date: 4/19/05

For McKesson:

By:	/s/ Mark Miller
Name:	Mark Miller
(Print or Type)
Title:	V.P. Investment Purchasing

Date: 4/28/05

Attachment A –

McKesson Core Distribution Agreement Fee

Services Fee Schedule

Total Annual Fee for Services Provided – [**]% of gross purchases

A fee of [**]% will be calculated and invoiced by McKesson on a Calendar quarter basis. Back-up documentation of all fees and calculations will be provided with the invoice. [**] day payment terms will apply to fees payable from the previous quarter.

In a letter, on Manufacturer company letter head, Manufacturer will change the payment terms for invoices during agreement effective dates to [**]%, net [**] days. Manufacturer will amend existing wholesaler payment terms on all invoices during the term of this agreement to [**] if payment is received within [**] days of invoice date.